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                                                                    EXHIBIT 3.1

                                  CERTIFICATE
                                       OF
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

PHILIP J. ALFORD AND RONALD W. BUCKLY certify that:

1. They are the president and secretary, respectively, of TEKELEC, a California corporation.

2. The articles of incorporation of this corporation are amended and restated in their entirety to read as is set forth in Exhibit A attached hereto.

3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of articles of incorporation was one which may be adopted with approval by the Board of Directors alone in accordance with
   Section 902(c) of the California Corporations Code. The amendment effects only a stock split.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  March 14, 1995


Philip J. Alford
----------------------------------
Philip J. Alford, President


Ronald W. Buckly
----------------------------------
Ronald W. Buckly, Secretary








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                                   EXHIBIT A

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                    TEKELEC

                                       I.

         The name of the corporation is Tekelec.

                                      II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California General Corporation Law.

                                      III.

         The corporation is authorized to issue only one class of shares of stock, designated "Common Stock," and the total number of shares which this corporation is authorized to issue is fifty million (50,000,000).

         Upon amendment of this Article III, each outstanding share of Common Stock is split up and converted into two shares of Common Stock.

                                      IV.

         This corporation elects to be governed by all of the provisions of the General Corporation Law of 1977, as amended, not otherwise applicable to it under Chapter 23 thereof.

                                       V.

         (a) Limitations of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         (b) Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California General Corporation Law) for breach of duty to this corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by such Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

         (c) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V by the shareholders of this corporation shall not adversely affect any right or protection of a director or agent of this corporation existing at the time of such repeal or modification.